Exhibit 99.1

(2) The shares of Common Stock issuable upon conversion of the Preferred Stock are held as follows: 1,892,453 shares of common stock held by Alta Biopharma Partners III, L.P., 127,095 shares of common stock held by Alta Biopharma Partners III GmbH & Co. Beteiligungs KG and 46,637 shares of common stock held by Alta Embarcadero Biopharma Partners III, LLC (collectively, the Alta Shares). Alta Partners III, Inc. provides investment advisory services to Alta Biopharma Partners III, L.P., Alta Biopharma Partners III GmbH & Co. Beteiligungs KG and Alta Embarcadero Biopharma Partners III, LLC (collectively, the Alta Funds). The directors of Alta Biopharma Management III, LLC, which is a general partner of Alta Biopharma Partners III, L.P., the managing limited partner of Alta Biopharma Partners III GmbH & Co. Beteiligungs KG, and the manager of Alta Embarcadero Biopharma Partners III, LLC, exercise sole dispositive and voting power over the securities owned by the Alta Funds. Farah Champsi, one of the Issuer’s directors, Edward Penhoet and Edward Hurwitz, are directors of Alta Biopharma Management III, LLC and managers of Alta Embarcadero Biopharma Partners III, LLC. These individuals may be deemed to share dispositive and voting power over the securities held by the Alta Funds. Each of these individuals disclaims beneficial ownership of such securities except to the extent of his or her pecuniary interest therein.